Exhibit 99.1

    The Lubrizol Corporation

    29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Lubrizol Announces Third Quarter 2009 Earnings

and Increases Full-Year Earnings Guidance

•	Consolidated revenues and volume declined from the prior-year period but increased sequentially for the second consecutive quarter

•	Operating cash flow for the first nine months improved significantly due to higher earnings and excellent working capital management

•	Outlook for 2009 EPS updated to a range of $6.82 to $7.02, including restructuring and impairment charges of $.28, and increased to a range of $7.10 to $7.30 excluding these charges

CLEVELAND, October 29, 2009 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the third quarter ended September 30, 2009, were $170.5 million, or $2.46 per diluted share, including after-tax restructuring and impairment charges of $3.9 million, or $.06 per diluted share. These charges primarily were related to the closure of production facilities in the Lubrizol Advanced Materials segment and additional expenses associated with the cost reduction actions the company initiated in the first quarter of 2009. Comparable earnings for the third quarter of 2008 were $63.2 million, or $0.92 per diluted share, which included after-tax restructuring and impairment charges of $3.8 million, or $.06 per diluted share, primarily related to the closure of a Lubrizol Additives blending facility in Canada and business improvement initiatives in the company’s Performance Coatings product line.

Third Quarter Consolidated Results

Consolidated revenues for the third quarter decreased 6 percent to $1.27 billion compared with $1.36 billion in the third quarter of 2008. The year-over-year decrease in revenues was attributable to lower volumes and unfavorable currency that more than offset an improvement in the combination of price and product mix. Included in these factors was the incremental impact from acquisitions completed in 2008, which contributed 2 percent to consolidated revenues in the third quarter of 2009.

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Excluding the restructuring and impairment charges in both periods, adjusted earnings were $174.4 million, or $2.52 per diluted share, for the third quarter of 2009 compared with $67.0 million, or $.98 per diluted share, for the third quarter of 2008.

Adjusted earnings per share for the third quarter of 2009 increased compared with the prior-year third quarter largely due to disciplined margin management, cost savings initiatives that lowered manufacturing costs and reduced selling, technical, administrative and research (STAR) expenses, contributions from the 2008 acquisitions and an insurance recovery for previously incurred environmental remediation costs. These positive factors impacting earnings more than offset the effect of lower volume, increased performance-based compensation expense and higher net interest expense.

Commenting on the results, CEO James Hambrick stated, “Additives and Advanced Materials generated very strong results in the quarter as both segments continued to deliver valued technology to customers while also managing margins and controlling discretionary expenses. We anticipated potential earnings upside from improved sequential volumes and both segments did benefit from higher than expected shipments. In my opinion, Additives’ recent results are best-in-class and represent the level of performance necessary to properly support the type of investments needed for our customers. Additionally, I am pleased with the progress of Advanced Materials. Compared to Additives, this segment has faced weaker end-market demand, but the management team has delivered significantly improved results based on solid sequential volume gains and continued progress with their commercial and operational initiatives.”

Nine Month Consolidated Results

For the first nine months of 2009, consolidated revenues decreased 14 percent to $3.40 billion compared with $3.94 billion for the first nine months of 2008. Consolidated earnings were $366.6 million, or $5.34 per diluted share, including after-tax restructuring and impairment charges of $18.0 million, or $.26 per diluted share. Earnings for the first nine months of 2008 were $214.9 million, or $3.12 per diluted share, including after-tax restructuring and impairment charges of $15.9 million, or $.23 per diluted share. Excluding the restructuring and impairment charges from both periods, earnings of $5.60 per diluted share for the nine months of 2009 compared with $3.35 per diluted share for the first nine months of 2008.

Cash flow from operations for the first nine months of 2009 was $734.1 million, up from $188.0 million in the year-earlier period. The increase in cash flow from operations largely was attributable to higher net income and a significant reduction in working capital, primarily from lower inventory. Capital expenditures in the first nine months of 2009 were $107.1 million, down from $146.8 million in the prior-year period as the company continued to carefully manage spending given the uncertain environment. The company’s cash balance at September 30, 2009 was $1.13 billion compared with a cash balance of $186.2 million at December 31, 2008. The higher cash balance largely reflected the company’s strong operating cash flow for the first nine months of 2009 and the proceeds from financing activities undertaken in the first quarter of 2009.

Financing Activities

On October 1, 2009, the company repaid at maturity the remaining $205 million of its 4.625% senior notes. Following this repayment, the company’s total debt is approximately $1.5 billion. Also, the company plans to prepay without penalty its $150 million bank term loan before year end.

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Earnings Outlook

The company increased its September 14, 2009, earnings guidance. The company’s guidance for 2009 earnings is now in the range of $6.82 to $7.02 per diluted share, including restructuring and impairment charges of $.28 per diluted share, primarily related to cost reductions initiated in the first quarter of 2009, impaired preliminary process engineering design work and the closure of production facilities. In 2008, the company reported a loss of $0.97 per share, including restructuring and impairment charges of $5.04 per share, largely related to the impairment of goodwill, and other adjustments of $.02 per share. Excluding the special charges from both years, the company projects 2009 adjusted earnings in the range of $7.10 to $7.30 per diluted share, which compares with 2008 adjusted earnings of $4.09 per diluted share.

Key updated assumptions for this revised guidance and cash flow include:

•	STAR expenses for the full year unchanged compared with 2008;

•	An effective tax rate of 30.0 percent for the year;

•	The euro to average $1.50 in the fourth quarter of the year;

•	Capital expenditures of approximately $150 million to $155 million; and

•	Average shares outstanding of approximately 69.0 million.

Regarding the 2009 earnings outlook, Hambrick added, “Our outlook reflects some upward pressure on raw materials, particularly in Additives where we are already taking appropriate pricing action. Additionally, in this atypical year, forecasting sales volumes for the fourth quarter is more challenging than usual given the potential for year-end inventory reductions by our customers.”

“Even with our strong performance this year, we anticipate another year of earnings growth for the corporation in 2010. I believe our performance is sustainable and that earnings will benefit from both broader economic recovery as well as from our organic growth initiatives of product innovation and geographic expansion. We will continue to manage for sustainable growth as we diligently pursue our seventh consecutive year of increased earnings.”

Conference Call on the Web

An audio webcast of the third quarter earnings conference call with investors will be available live October 29 at 11:00 a.m. Eastern time on the Investor page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the Investors page of the Web site in the Financial Reports section.

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

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With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 18 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.

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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.

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THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$1,274.6	$1,362.7	$3,398.0	$3,940.2
Cost of sales	814.0	1,078.2	2,269.7	3,057.4

Gross profit	460.6	284.5	1,128.3	882.8

Selling and administrative expenses	117.7	111.0	323.3	321.5
Research, testing and development expenses	54.8	55.8	153.0	165.6
Amortization of intangible assets	6.3	6.8	18.8	20.8
Restructuring and impairment charges	5.8	5.7	27.3	25.1
Other expense (income) – net	2.8	(4.5)	(7.7)	(13.4)
Interest expense – net	25.0	18.3	77.6	49.6

Income before income taxes	248.2	91.4	536.0	313.6
Provision for income taxes	73.5	26.2	160.2	91.7

Net income	174.7	65.2	375.8	221.9
Net income attributable to noncontrolling interests	4.2	2.0	9.2	7.0

Net income attributable to The Lubrizol Corporation	$170.5	$63.2	$366.6	$214.9

Earnings per share attributable to The Lubrizol Corporation:
Basic	$2.50	$0.93	$5.40	$3.15

Diluted	$2.46	$0.92	$5.34	$3.12

Weighted-average common shares outstanding:
Basic	68.1	67.8	67.9	68.2

Diluted	69.4	68.5	68.7	69.0

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions of Dollars)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,127.4	$186.2
Receivables	728.7	608.5
Inventories	604.9	814.6
Other current assets	116.9	90.6

Total current assets	2,577.9	1,699.9

Property and equipment – net	1,191.5	1,197.6
Goodwill and intangible assets – net	1,145.2	1,143.1
Investments and other assets	110.3	109.9

Total	$5,024.9	$4,150.5

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$223.9	$391.2
Accounts payable	332.3	350.4
Accrued expenses and other current liabilities	370.9	279.7

Total current liabilities	927.1	1,021.3

Long-term debt	1,477.9	954.6
Other noncurrent liabilities	609.2	590.0

Total liabilities	3,014.2	2,565.9

Shareholders’ equity	2,010.7	1,584.6

Total	$5,024.9	$4,150.5

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions of Dollars)

	Nine Months Ended September 30,
	2009	2008
Cash provided by (used for):
Operating activities:
Net income	$375.8	$221.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	125.6	128.1
Deferred income taxes	(2.2)	(7.2)
Stock-based compensation	17.1	10.6
Restructuring and impairment charges	11.0	15.1
Net change in working capital	193.5	(176.6)
Other items – net	13.3	(3.9)

Total operating activities	734.1	188.0

Investing activities:
Capital expenditures	(107.1)	(146.8)
Proceeds from (purchase of) investments	5.6	(50.0)
Other items – net	(0.8)	2.3

Total investing activities	(102.3)	(194.5)

Financing activities:
Changes in short-term debt – net	(4.8)	0.2
Repayments of long-term debt	(286.0)	(0.2)
Proceeds from the issuance of long-term debt	646.3	0.4
Payment of Treasury rate lock upon settlement	(16.7)	-
Payment of debt issuance costs	(4.8)	-
Dividends paid	(62.8)	(62.6)
Dividends paid to noncontrolling interests	(2.5)	(5.3)
Common shares purchased	-	(75.1)
Proceeds from the exercise of stock options	22.5	3.8
Tax benefit from the exercise of stock options	7.0	2.2

Total financing activities	298.2	(136.6)

Effect of exchange rate changes on cash	11.2	13.2

Net increase (decrease) in cash and cash equivalents	941.2	(129.9)

Cash and cash equivalents at the beginning of period	186.2	502.3

Cash and cash equivalents at the end of period	$1,127.4	$372.4

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Millions of Dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues from external customers:
Lubrizol Additives	$914.5	$961.9	$2,445.1	$2,752.2
Lubrizol Advanced Materials	360.1	400.8	952.9	1,188.0

Total revenues	$1,274.6	$1,362.7	$3,398.0	$3,940.2

Segment operating income:
Lubrizol Additives	$256.5	$102.1	$596.4	$341.1
Lubrizol Advanced Materials	60.5	26.5	122.6	90.4

Total segment operating income	317.0	128.6	719.0	431.5

Corporate expenses	(31.7)	(17.0)	(76.5)	(50.7)
Corporate other (expense) income – net	(6.3)	3.8	(1.6)	7.5
Restructuring and impairment charges	(5.8)	(5.7)	(27.3)	(25.1)
Interest expense – net	(25.0)	(18.3)	(77.6)	(49.6)

Income before income taxes	$248.2	$91.4	$536.0	$313.6

Note: In the fourth quarter of 2008, we reorganized our reporting structure among the Lubrizol Additives and Lubrizol Advanced Materials operating segments related to two businesses: the AMPS® specialty monomer business and the ADEXTM explosives emulsifier business. We made this change in order to better align the businesses with others of similar asset and technology base in the Lubrizol Additives segment. In addition, on January 1, 2009, we revised our measurement of segment operating income to include income attributable to noncontrolling interests within the Lubrizol Additives segment. The results for 2008 have been revised to conform with the current year presentation.

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three and Nine Months Ended September 30, 2009 and 2008

Reconciliation of Earnings to Earnings As Adjusted

(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both net income attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income attributable to The Lubrizol Corporation and earnings as adjusted.

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS

Earnings	$248.2	$170.5	$2.46	$91.4	$63.2	$0.92

Adjustments:
Restructuring and impairment charges	5.8	3.9	0.06	5.7	3.8	0.06

Earnings as adjusted (Non-GAAP)	$254.0	$174.4	$2.52	$97.1	$67.0	$0.98

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS

Earnings	$536.0	$366.6	$5.34	$313.6	$214.9	$3.12

Adjustments:
Restructuring and impairment charges	27.3	18.0	0.26	25.1	15.9	0.23

Earnings as adjusted (Non-GAAP)	$563.3	$384.6	$5.60	$338.7	$230.8	$3.35

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three and Nine Months Ended September 30, 2009 and 2008

Reconciliation of Net Income Attributable to The Lubrizol Corporation

  to Earnings Before Interest and Taxes (EBIT), and Before Restructuring

  and Impairment Charges (Adjusted EBIT)

(in Millions of Dollars)

Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (“GAAP”). EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense - net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges to derive Adjusted EBIT. Management believes that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income attributable to The Lubrizol Corporation	$170.5	$63.2	$366.6	$214.9
Add back:
Interest expense—net	25.0	18.3	77.6	49.6
Provision for income taxes	73.5	26.2	160.2	91.7

Earnings before interest and taxes (EBIT)	269.0	107.7	604.4	356.2

Restructuring and impairment charges	5.8	5.7	27.3	25.1

Earnings before interest, taxes, restructuring and impairment charges (Adjusted EBIT)	$274.8	$113.4	$631.7	$381.3

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Year Ended December 31, 2008

Reconciliation of Earnings to Earnings As Adjusted

(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net loss attributable to The Lubrizol Corporation per our consolidated results, adjusted for exclusion of restructuring and impairment charges and the write-off of acquired in-process research and development. Management believes that both net loss attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net loss attributable to The Lubrizol Corporation and earnings as adjusted.

	Year Ended December 31, 2008
	Income Before Tax	Net Loss Attributable to Lubrizol	Diluted EPS

Earnings (loss)	$17.0	$(66.1)	$(0.97)

Adjustments:
Restructuring and impairment charges	394.0	345.9	5.04
Write-off of acquired in-process research and development	1.6	1.0	0.01
Pro forma effect of dilution on earnings as adjusted*			0.01

Earnings as adjusted (Non-GAAP)	$412.6	$280.8	$4.09

*Our loss per share for generally accepted accounting principles (GAAP) does not allow for the inclusion of the dilutive effect of shares in the denominator of our per share calculation since this effect would result in a reduction of the loss per share. The per share impact of the adjustments is reflected as if the dilutive shares were used in the denominator of the earnings per share calculation of each adjustment. The pro forma effect of dilution on earnings as adjusted is included in the reconciliation of our Non-GAAP measure so that earnings as adjusted reflects the impact of any applicable dilutive shares.